Exhibit 5.2

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

March 4, 2024

BioVie Inc. 680 West Nye Lane, Suite 201 Carson City, Nevada 489703

Ladies and Gentlemen:

We have acted as counsel to BioVie, Inc., a Nevada corporation (the “Company”), in connection with (i) the Placement Agency Agreement, dated March 4, 2024 (the “Agreement”), by and between the Company and ThinkEquity LLC as the Company’s exclusive placement agent (the “Placement Agent”), and (ii) the issuance and sale by the Company directly to investors (collectively, the “Investors”) through the Placement Agent of (a) an aggregate of 15,000,000 shares (collectively, the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) (b) pre-funded warrants (each, a “Pre-Funded Warrant”, and collectively, the “Pre-Funded Warrants”) to purchase up to 6,000,000 shares of Common Stock (the “Pre-Funded Warrant Shares”) with an exercise price of $0.0001 per Pre-Funded Warrant Share, and (c) warrants (each, a “Common Warrant”, and collectively, the “Common Warrants”) to purchase 10,500,000 shares of Common Stock (the “Common Warrant Shares”) with an exercise price of $1.50 per Common Warrant Share. Capitalized terms used in this letter and not defined herein have the respective meanings ascribed thereto in the Placement Agency Agreement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of (a) the Agreement, (b) the S-3 registration statement (File No. 333-274083), filed with the Securities and Exchange Commission (the SEC”) on August 18, 2023, which was declared effective by the Commission on August 28, 2023 (including the documents incorporated by reference therein, the “Registration Statement”, (c) the final base prospectus, dated August 28, 2023, relating to certain securities to be issued from time to time by the Company, which was filed with the SEC pursuant to Rule 424(b)(3) under the Securities Act on August 29, 2023, (d) the preliminary prospectus supplement, dated March 1, 2024, including the documents incorporated therein by reference (the “Preliminary Prospectus Supplement” and, together with the final base prospectus, the “Preliminary Prospectus” (e) the Preliminary Prospectus, together with the pricing and other final terms of the offering provided to investors set forth on Schedule 1 of the Placement Agency Agreement, (f) the form of Pre-Funded Warrant, (g) the form of Common Warrant (collectively, the “Transaction Documents”), (h) the documents delivered to the Placement Agent by the Company at the closing pursuant to the Agreement and (i) certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company, and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

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In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;
b.	the legal capacity of natural persons;
c.	the authenticity of all documents submitted to us as originals;
d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies;
e.	as to matters of fact, the truthfulness of the representations and warranties made or to be made (as applicable) by the parties to the Transaction Documents and the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company;
f.	the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization, (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Pre-Funded Warrant and Common Warrant, and (iv) has the corporate power and authority to execute, deliver and perform all its obligations under the Pre-Funded Warrant and Common Warrant; and
g.	neither the execution and delivery by the Company of the Pre-Funded Warrants or Common Warrants nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Pre-Funded Warrants and Common Warrants (i) conflicts or will conflict with the Articles of Incorporation of the Company, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law (as defined below)), or (v) requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule, or regulation of any jurisdiction.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Pre-Funded Warrants and Common Warrants, when issued by the Company in the manner contemplated in the Agreement and assuming the due authorization, execution and delivery of the Pre-Funded Warrants and Common Warrants, constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to

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enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions stated herein are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) public policy considerations which may limit the rights of parties to obtain certain remedies, (ii) any provision waiving the right to object to venue in any court; and (iii) any agreement to submit to the jurisdiction of any federal court.

Our opinion is limited to the laws of the State of New York (the “Opined-on Law”) and we do not express any opinion herein concerning any other law. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ REED SMITH LLP

Reed Smith LLP